Exhibit 3.2.5.1

LIMITED LIABILITY COMPANY AGREEMENT

OF

TRAC DRAYAGE LLC

A Delaware Limited Liability Company

Dated as of November 15, 2012

THIS LIMITED LIABILITY COMPANY AGREEMENT, dated as of November 15, 2012 (this “Agreement”), of TRAC Drayage LLC, a Delaware limited liability company (the “Company”), by Interpool, Inc. d/b/a TRAC Intermodal, a company incorporated and existing under the laws of Delaware, as the sole member of the Company (the “Member”).

RECITAL

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on November 15, 2012;

ARTICLE I

DEFINITIONS

Section 1.1                                              Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act.

ARTICLE II

GENERAL PROVISIONS

Section 2.1                                              Formation. The Member has formed the Company as a limited liability company pursuant to the provisions of the Act. A Certificate of Formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed with the Secretary of State of the State of Delaware in conformity with the Act.

Section 2.2                                              Name. The name of the Company is “TRAC Drayage LLC” and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

Section 2.3                                              Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at, and the name and address of the Company’s registered agent in the State of Delaware is, The Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808. The Member may, from time to time, change the Company’s registered office and/or registered agent and shall forthwith amend the Certificate of Formation to reflect such change(s).

Section 2.4                                              Place of Business. The business address of the Company shall be determined by the Member. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Member may deem advisable.

Section 2.5                                              Purpose; Nature of Business Permitted; Powers. The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.6                                              Term. Subject to the provisions of Article VI below, the Company shall have a perpetual life.

Section 2.7                                              Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and federal income tax purposes shall be determined by the Member.

ARTICLE III

MEMBERS

Section 3.1                                              The Member. The name, address and Common Interest Percentage (as hereinafter defined) of the Member(s) are set forth on Schedule A hereto.

Section 3.2                                              Actions by the Member; Meetings. The Member may approve a matter or take any action at a meeting, or without a meeting by written consent of the Member. Meetings of the Member may be called at any time by the Member.

Section 3.3                                              Liability of the Member. All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

Section 3.4                                              Power to Bind the Company. The Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter.

Section 3.5                                              Admission of Members. New members may be admitted only upon the approval of the Member.

ARTICLE IV

MANAGEMENT

Section 4.1                                              Management By Member

The management of the Company shall be vested exclusively in the Member, in its capacity as sole Member, may make all decisions and take all actions for the Company as in its sole discretion it shall deem necessary or appropriate to enable the Company to carry out the purposes for which the Company was formed including, without limitation, the following:

(a)                            Entering into, making and performing contracts, agreements, undertakings and guarantees of whatsoever kind and nature in the name and on behalf of the Company;

(b)                            Setting aside reserves, opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individual with authority to sign or give instructions with respect to those accounts and arrangements;

(c)                             Selling, conveying, mortgaging, pledging, exchanging and disposing of property;

(d)                            Incurring liabilities, borrowing money, issuing notes, bonds and other obligations and securing any of the Company’s obligations by mortgage or pledge of any of the Company’s property or income;

(e)                             Collecting sums due to the Company; bringing and defending on behalf of the Company actions and proceeding at law or in equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

(f)                              Selecting, removing, and changing the authority and responsibility of lawyers, auditors and other advisors and consultants;

(g)                             Issuing Powers of Attorney in favor of such persons as it may deem necessary or appropriate to carry out and implement any decisions made or actions taken on behalf of the Company pursuant to this Section 4.1; and

(h)                            The adoption of such resolutions, including by unanimous consent, as it may deem necessary or appropriate to approve any decisions made or actions taken on behalf of the Company pursuant to this Section 4.1.

Any correspondence sent by the Member, in its capacity as sole Member, on behalf of the Company and any agreements, contracts, undertakings, Powers of Attorney or other documents executed by the Member, in its capacity as sole member, on behalf of the Company shall be signed by the Member as follows:

TRAC DRAYAGE LLC

By: [Member Name], Sole Member

By:
Name:
Title:

Section 4.2                                              Delegation of Authority

(a)                                 Any person dealing with the Company may rely upon the authority of the Member, in its capacity as sole Member in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

(b)                                 Unless authorized to do so by this Agreement or the Member, in its capacity as sole Member, no agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS

Section 5.1                                              Capital Structure.  The capital structure of the Company shall consist of one class of common interests (“Common Interests”). All Common Interests shall be identical with each other in every respect. The Member shall own all of the Common Interests issued and outstanding.

Section 5.2                                              Capital Contributions. From time to time, the Member may determine that the Company requires capital and may make capital contributions in an amount to be determined by the Member. A Capital account shall be maintained for the Member, to which contributions and losses shall be charged.

ARTICLE VI

PROFITS, LOSSES AND DISTRIBUTIONS

Section 6.1                                              Profits and Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Member. In each year, profits and losses shall be allocated entirely to the Member.

Section 6.2                                              Distributions. The Member shall determine profits available for distribution and the amount, if any, to be distributed to Member, and shall authorize and distribute on the Common Interests, the determined amount when, as and if declared by a Majority of Member. The distributions of the Company shall be allocated entirely to the Member.

ARTICLE VII

EVENTS OF DISSOLUTION

Section 7.1                                              Events. The Company shall be dissolved and its affairs wound up upon the occurrence of either of the following events:

(a)                       The Member votes for dissolution; or

(b)                       A judicial dissolution of the Company under Section 18-802 of the Act.

ARTICLE VIII

TRANSFER OF INTERESTS IN THE COMPANY

Section 8.1                                              Transfer of Interests.  The Member may sell, convey, assign, transfer, pledge, grant a security interest in or otherwise dispose of any or all of its Common Interests and, upon receipt by the Company of a written agreement executed by the person or entity to whom such Common Interests are to be transferred agreeing to be bound by the terms of this Agreement, such person shall be admitted as a member.

ARTICLE IX

EXCULPATION AND INDEMNIFICATION

Section 9.1                                              Exculpation. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Member nor the Managers, nor any of their respective officers, directors, stockholders, partners, members, managers, employees, affiliates, representatives or agents, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction contemplated hereby or thereby) taken or omitted by a Covered Person in good faith in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by this Agreement, provided such act or omission does not constitute fraud, willful misconduct, or gross negligence.

Section 9.2                                              Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that he, she or it is a Covered Person or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 9.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Member. Expenses incurred in defending any Claim by (y) any Member or Manager, or any officer, director, stockholder, partner, member, manager, or affiliate of any Member or Manager, shall be paid by the Company and (z) any other Covered Person may be paid by the Company, but only upon the prior written approval of the Member in its sole and absolute discretion, upon such terms and conditions, if any, as a Majority of Members deems appropriate, in each case, in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 9.2.

Section 9.3                                              Amendments. Any repeal or modification of this Article IX by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article IX, including the right to indemnification and to the advancement of expenses of a Covered Person, existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE X

MISCELLANEOUS

Section 10.1                                       Tax Treatment. Unless otherwise determined by the Member, the Company shall be a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes), and the Member and the Company shall timely make any and all necessary elections and filings for the Company treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

Section 10.2                                       Amendments. Amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Member. An amendment shall become effective as of the date specified in the approval of the member or is none is specified as of the date of such approval or as otherwise provided in the Act.

Section 10.3                                       Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability ; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced by the Member with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

Section 10.4                                       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

Section 10.5                                       Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

INTERPOOL, INC. D/B/A TRAC INTERMODAL

By:	/s/ Gregg F. Carpene
	Name:	Gregg F. Carpene
	Title:	Sr. Vice President/CLO/Secretary

Schedule A

Common Interest Percentages

Name and Address of Members	Common Interest Percentage

TRAC Logistics, LLC	100%